Exhibit 99.2

For Further Information Contact:

Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	General Info: Marilynn Meek Financial Relations Board 212-827-3773 mmeek@financialrelationsboard.com Investor Info: Susan Garland 212-827-3775 sgarland@financialrelationsboard.com

Celsion Corporation Announces Award of Option Grant to Dr. Lawrence Olanoff

COLUMBIA, MD—July 29, 2005 — Celsion Corporation (AMEX:CLN) today reported the grant of a stock option award to Dr. Lawrence Olanoff, who commenced employment with Celsion as its President and Chief Executive Officer today. On May 18, 2005, the Board of Directors of Celsion approved the option grant to Dr. Olanoff effective as of July 29, 2005, to purchase 6,440,000 shares of common stock at a per share exercise price equal to the closing price of the common stock on The American Stock Exchange on July 29, 2005, which was $0.38.

The stock option granted to Dr. Olanoff vests in four equal annual installments commencing on the first anniversary of the grant date and is subject to forfeiture in the event of resignation or termination for cause prior to vesting.

The grant was made outside of any Company equity incentive plan or shares reserved for issuance under any such equity incentive plan and in connection with Dr. Olanoff’s appointment as, and as an inducement for him to serve as, President, Chief Executive Officer and a member of the Board of Directors of the Company.

ABOUT CELSION: Celsion Corporation, based in Columbia, Maryland, is a biotechnology company dedicated to the development and commercialization of treatment systems for cancer and other diseases using focused-heat energy, either administered alone, or in combination with other therapeutic devices, heat activated genes and heat activated drugs. Celsion has research, license or commercialization agreements with leading institutions such as the National Institute of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible

Celsion Corporation 10220-L Old Columbia Road, Columbia MD 21046-2364 T 410.290-5390 F 410.290.5394

acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

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Celsion Corporation 10220-L Old Columbia Road, Columbia MD 21046-2364 T 410.290-5390 F 410.290.5394